Exhibit 99.1

July 26, 2016

A. O. Smith reports strong growth in net earnings on record sales

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record second quarter net earnings of $87.1 million or $.98 per share on record second quarter sales of $667.0 million. Second quarter 2015 net earnings were $71.1 million or $.79 per share.

Sales in the quarter ended June 30 grew approximately two percent compared with sales of $653.5 million during the same period in 2015. Sales increased approximately four percent when adjusted for the impact from the stronger U.S. dollar against the Chinese and Canadian currencies.

“Our strong year-over-year earnings growth of 23 percent continued to demonstrate solid execution by our business teams in North America and China,” noted Ajita G. Rajendra, chairman and chief executive officer.

“We achieved year-over-year sales growth in China of 16 percent in local currency in the second quarter thanks to increased sales of water heating and water treatment products,” Rajendra added.

North America segment

Second quarter sales for the North America segment, which includes U.S. and Canadian water heaters and boilers, declined approximately two percent to $432.8 million compared with second quarter 2015 sales of $442.7 million. The decline in sales was primarily due to lower volumes of residential water heaters in the U.S. This was partially offset by price increases implemented in April 2015 in the U.S. related to a regulatory change and in Canada throughout 2015 related to weakness in the Canadian dollar, as well as higher volumes of boilers and commercial water heaters in the U.S.

Segment operating earnings of $104.2 million were over 21 percent higher than the $86.0 million earned in the second quarter last year. Higher prices in the U.S. and Canada and significantly lower material costs contributed to the improved segment financial performance. The positive impact to profits from higher U.S. commercial volumes essentially offset lower U.S. residential water heater volumes. As a result, second quarter 2016 operating margin was 24.1 percent, which was higher than the second quarter 2015 operating margin of 19.4 percent.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased approximately eight percent in the second quarter of 2016 to $239.8 million from $221.3 million in the year-ago quarter. Continued strong customer demand for the company’s premium water heating and water treatment products drove China sales nearly 16 percent higher in local currency and approximately 10 percent higher as measured in U.S. dollars.

Operating earnings for this segment were $33.0 million compared with $30.9 million earned in the 2015 second quarter. The impact to profits from higher China sales was partially offset by higher selling costs to support expansion in tier 2 and tier 3 cities and the e-commerce platform in China, as well as larger losses in India. Segment operating earnings were negatively impacted by approximately $2 million due to China currency translation. As a result of these factors, second quarter 2016 operating margin of 13.8 percent was modestly lower than the 14.0 percent operating margin in 2015.

Share Repurchase and Other Items

During the first half of 2016, the company repurchased approximately 1.1 million shares of common stock at a total cost of $82.2 million. Approximately 1.5 million shares remained on the existing discretionary authority at the end of the second quarter. The company continues to expect to spend $175 million in 2016 on share repurchases.

Total debt as of June 30, 2016, was $282.0 million, resulting in leverage of 16.0 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U.S., totaled $667.2 million at the end of the second quarter. Cash provided by operations during the first half of 2016 was $155.1 million compared with $61.2 million during the same period last year driven primarily by higher earnings and lower outlays for working capital in the 2016 period.

2016 Outlook

“We’ve had a record quarter once again thanks to our premium consumer product business in China, as well as our strong financial performance in North America. Our positive organic revenue growth continues to differentiate us from other U.S. industrial companies,” Rajendra shared.

“With solid results in the first half of the year, we upgraded the midpoint of our 2016 guidance range and now expect full-year 2016 earnings per share to be between $3.58 and $3.64. We will continue to live our values, focus on the customer, retain and hire the best people, and innovate to achieve profitable growth,” concluded Rajendra.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability for the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; uncertain costs, savings and timeframes associated with the company’s implementation of the new enterprise resource planning system; foreign currency fluctuations; the company’s ability to execute its acquisition strategy; competitive pressures on the company’s businesses; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$667.0	$653.5	$1,303.9	$1,272.0
Cost of products sold	383.3	391.1	757.5	780.4

Gross profit	283.7	262.4	546.4	491.6

Selling, general and administrative expenses	160.0	159.4	319.4	306.6
Interest expense	1.9	2.5	3.6	4.4
Other income	(2.3)	(2.7)	(4.3)	(5.4)

Earnings before provision for income taxes	124.1	103.2	227.7	186.0
Provision for income taxes	37.0	32.1	67.1	56.5

Net earnings	$87.1	$71.1	$160.6	$129.5

Diluted earnings per share of common stock	$0.98	$0.79	$1.81	$1.44

Average common shares outstanding (000's omitted)	88,499	89,825	88,702	89,995

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30,	December 31,
	2016	2015
ASSETS:

Cash and cash equivalents	$287.4	$323.6
Marketable securities	379.8	321.6
Receivables	493.9	501.4
Inventories	237.8	222.9
Other current assets	50.1	45.9

Total Current Assets	1,449.0	1,415.4

Net property, plant and equipment	451.7	442.7
Goodwill and other intangibles	708.8	711.9
Other assets	62.7	59.2

Total Assets	$2,672.2	$2,629.2

LIABILITIES AND STOCKHOLDERS' EQUITY:

Trade payables	$402.0	$424.9
Accrued payroll and benefits	68.7	81.6
Accrued liabilities	92.7	90.1
Product warranties	44.8	43.7
Debt due within one year	7.4	12.9

Total Current Liabilities	615.6	653.2

Long-term debt	274.6	236.1
Pension liabilities	131.2	134.2
Other liabilities	170.1	163.4
Stockholders' equity	1,480.7	1,442.3

Total Liabilities and Stockholders' Equity	$2,672.2	$2,629.2

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net earnings	$160.6	$129.5
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	32.1	31.6
Pension income	(3.1)	—
Stock based compensation expense	6.9	6.8
Loss on disposal of assets	—	0.2
Net changes in operating assets and liabilities:
Current assets and liabilities	(44.8)	(94.3)
Noncurrent assets and liabilities	4.1	(12.0)

Cash Provided by Operating Activities - continuing operations	155.8	61.8
Cash Used in Operating Activities - discontinued operations	(0.7)	(0.6)

Cash Provided by Operating Activities	155.1	61.2

Investing Activities
Capital expenditures	(37.7)	(31.0)
Investment in marketable securities	(310.1)	(237.7)
Net proceeds from sale of marketable securities	244.2	156.1

Cash Used in Investing Activities	(103.6)	(112.6)

Financing Activities
Term debt (repaid) incurred	(10.5)	64.4
Debt incurred (repaid)	42.6	(7.2)
Common stock repurchases	(82.2)	(47.3)
Net proceeds from stock option activity	4.6	4.2
Dividends paid	(42.2)	(34.0)

Cash Used In Financing Activities	(87.7)	(19.9)

Net decrease in cash and cash equivalents	(36.2)	(71.3)
Cash and cash equivalents - beginning of period	323.6	319.4

Cash and Cash Equivalents - End of Period	$287.4	$248.1

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales
North America	$432.8	$442.7	$856.7	$871.9
Rest of World	239.8	221.3	457.3	417.2
Inter-segment sales	(5.6)	(10.5)	(10.1)	(17.1)

	$667.0	$653.5	$1,303.9	$1,272.0

Earnings
North America	$104.2	$86.0	$196.1	$157.2
Rest of World	33.0	30.9	59.8	57.1

	137.2	116.9	255.9	214.3

Corporate expense	(11.2)	(11.2)	(24.6)	(23.9)
Interest expense	(1.9)	(2.5)	(3.6)	(4.4)

Earnings before income taxes	124.1	103.2	227.7	186.0

Tax provision	37.0	32.1	67.1	56.5

Net earnings	$87.1	$71.1	$160.6	$129.5